                                                                     EXHIBIT 3.1

                              ARTICLES OF AMENDMENT
                                       OF
                            ARTICLES OF INCORPORATION
                                       OF
                       REDLINE PERFORMANCE PRODUCTS, INC.



     The undersigned, the President of REDLINE PERFORMANCE PRODUCTS, INC., a Minnesota corporation (the "Corporation"), does hereby certify as follows:

     1.   The name of the Corporation is Redline Performance Products, Inc.

     2. Set forth on Exhibit A attached hereto and incorporated herein by reference are the Second Restated Articles of Incorporation which have been approved by the Board of Directors of the Corporation in accordance with the provisions of the Minnesota Business Corporation Act, Chapter 302A of the Minnesota Statutes.

     3. The Second Restated Articles of Incorporation set forth without change the corresponding provisions of the Corporation's Articles of Incorporation as previously amended.

     IN WITNESS WHEREOF, I have subscribed my name hereto this 1st day of May, 2003.


                                   /s/ Mark A. Payne
                                  ---------------------------------------------
                                  Mark A. Payne
                                  President

                    SECOND RESTATED ARTICLES OF INCORPORATION
                                       OF
                       REDLINE PERFORMANCE PRODUCTS, INC.


                                   ARTICLE 1.

                                      NAME

     The name of the Corporation is Redline Performance Products, Inc.

                                   ARTICLE 2.

                                REGISTERED OFFICE

     The address of the registered office of the Corporation is 1500 Wells Fargo Plaza, 7900 Xerxes Avenue So., Bloomington, MN 55431-1194.

                                   ARTICLE 3.

                                     SHARES

     (a) The Corporation is authorized to issue fifty million (50,000,000) shares of One Cent ($0.01) per share par value capital stock, to be held, sold, and paid for at such times and in such manner as the Board of Directors may from time to time determine, in accordance with the laws of the State of Minnesota.

     (b) Unless otherwise established by the Board of Directors, all shares of the Corporation are common shares entitled to vote and shall be of one class and one series having equal rights and preferences in all matters.

          1.) Designation and Amount. One million seven hundred thousand (1,700,000) shares of the Redline Performance Products, Inc. (the "Corporation") capital stock shall be designated as "Series A Preferred Stock."

          2.) Dividends. The holders of shares of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors of the Corporation (the "Board"), out of funds legally available therefor, dividends on a pari passu and as-converted basis with any dividend on the common stock of the Corporation ("Common Stock").

          3.)  Liquidation preference.


               (a)  Liquidation Event. "Liquidation Event" shall mean any:


                    (1) liquidation, dissolution, or winding up of the Corporation;



                                       1.

                    (2) merger or consolidation of the Corporation with or into any other corporation as a result of which consolidation or merger the shareholders of the Corporation immediately prior to such consolidation or merger hold securities representing less than fifty percent (50%) of the voting power of the surviving corporation; or

                    (3) sale of all or substantially all of the assets of the Corporation.

               (b) Preference. Unless such shares are converted into shares of Common Stock pursuant to Section 4.), in the event of a Liquidation Event the holders of shares of Series A Preferred Stock then outstanding shall have the right (the "Preference Right") to be paid, out of the assets of the Corporation available for distribution to its shareholders, before any payment shall be made to holders of shares of the Corporation's Common Stock, the sum of Three and 75/100 Dollars ($3.75) per share (the "Preference Amount").

               (c) Adjustments to Preference Amount. Upon a division or combination of the Corporation's shares of Common Stock, the Preference Amount shall be adjusted as provided in this Subsection 3.)(c) but such division or combination shall not affect the aggregate Preference Amount of the then outstanding shares of Series A Preferred Stock. If the outstanding shares of Common Stock shall be subdivided (by stock split, stock dividend or otherwise), into a greater number of shares of Common Stock, the Preference Amount then in effect shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. If the outstanding shares of Common Stock shall be combined or consolidated (by reclassification or otherwise) into a lesser number of shares of Common Stock, the Preference Amount then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

               (d) Notice. In the event of any Liquidation Event, the Corporation shall, within ten (10) days after the date the Board approves such Liquidation Event, or within twenty (20) days prior to any shareholder meeting called to approve such Liquidation Event, or within twenty (20) days after the commencement of any involuntary proceeding, whichever is earlier, the Corporation shall give each holder of shares of Series A Preferred Stock initial notice of the proposed Liquidation Event. Such notice shall: (1) be in written form; (2) describe the material terms and conditions of the Liquidation Event; and (3) include a form ("Exercise Form") on which a holder of Series A Preferred



                                       2.

                    Stock may designate the number of shares with respect to which the holder seeks to exercise its Preference Right. If there is any material change in the information set forth in the initial notice, the Corporation shall promptly give written notice to each holder of shares of Series A Preferred Stock of such material change. The Corporation shall not consummate any Liquidation Event during the period expiring thirty (30) days after the mailing of the initial notice or ten (10) days after the mailing of any subsequent written notice, whichever expires later (the "Notice Period"). The Notice Period may be shortened upon the written consent of the holders of all of the outstanding shares of Series A Preferred Stock.

               (e) Exercise of Preference Right. A holder of Series A Preferred Stock may exercise its Preference Right and receive payment of the Preference Amount by completing, signing and returning the Exercise Form to the Corporation prior to expiration of the Notice Period. Exercise of a Preference Right shall be effective on the close of business on the date on which the Exercise Form is received by the Corporation.

               (f) Exclusivity of Rights. The right of holders of Series A Preferred Stock to exercise the Preference Right and the right to convert shares of Series A Preferred Stock into shares of Common Stock to participate in a Liquidation Event as a holder of Common Stock shall be mutually exclusive. A holder of shares of Series A Preferred Stock who has exercised his or her Preference Right shall thereafter be prohibited from participating in any distribution made to other holders of the Corporation's capital stock or other securities with respect to shares of Series A Preferred Stock for which such holder has elected to receive the Preference Amount.

          4.)  Conversion.

               (a) Right to Convert. Each share of Series A Preferred Stock shall be convertible, at the option of the holder, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Corporation, at a ratio of one (1) share of fully paid and nonassessable Common Stock for each share of Series A Preferred Stock (the "Conversion Ratio"). The Conversion Ratio shall be subject to adjustment as hereinafter provided. The Corporation reserves one million seven hundred thousand (1,700,000) shares of Common Stock for issuance upon conversion of the Series A Preferred Stock, and such reserved shares shall not be issued for any other purpose.



                                       3.

               (b) Conversion Procedures. In any voluntary conversion, the holder of Series A Preferred Stock shall give the Corporation written notice of its intention to convert, which notice shall include the number of shares being converted into Common Stock. The Corporation and the holder of Series A Preferred Stock giving notice shall agree on a date and time for a closing of such conversion, which closing shall be held at the Corporation's offices and which shall not be more than ten (10) business days after the Corporation receives notice. At such closing such holder of Series A Preferred Stock shall surrender the certificate or certificates of Series A Preferred Stock which are being converted, duly endorsed, to the office of the Corporation or any transfer agent and receive the certificate or certificates, as applicable, of the Common Stock for the number of full shares of Common Stock to which the holder shall be entitled, and, if less than all of the shares of Series A Preferred Stock represented by such certificate are converted, a certificate representing the shares of Series A Preferred Stock not converted. Except for certificates representing the shares of Series A Preferred Stock, no other consideration shall be payable upon conversion. Such conversion shall be deemed to have been made as of the date of such surrender of the certificate for the Series A Preferred to be converted, and the person or persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Stock on such date. In the event of an automatic conversion (as described in Subsection 4.)(c) hereof), the outstanding shares of Series A Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent, and provided further that the Corporation shall not be obligated to issue or deliver certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless the certificates evidencing such shares of Series A Preferred Stock are either delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement reasonably satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.

               (c) Automatic Conversion. The Series A Preferred Stock shall automatically convert into Common Stock, at the Conversion Ratio, upon the closing of a firm commitment underwritten public offering of shares of the Common Stock of the




                                       4.

                    Corporation at a public offering price per share (prior to underwriting commissions and expenses) that is not less than Three and No/100 Dollars ($3.00) in an offering of not less than Ten Million Dollars ($10,000,000) (an offering in which all shares of Series A Preferred Stock are thus automatically converted to Common Stock being referred to as a "Qualified Initial Public Offering"). The Series A Preferred Stock shall also automatically convert into Common Stock at the Conversion Ratio if the Common Stock is registered under the Securities Exchange Act of 1934, as amended, and the market price per share of Common Stock shall have exceeded one hundred twenty-five percent (125%) of the Conversion Price for a period of fifteen (15) consecutive trading days.

               (d) Conversion Price. For purposes of Section 4.), the conversion price ("Conversion Price") shall be equal to Three and 75/100 Dollars ($3.75) divided by the Conversion Ratio, as adjusted in accordance with Section 5.

          5.) Adjustments. In connection with the conversion feature, the holders of the Series A Preferred Stock shall be entitled to the following protection from the issue of Common Stock or Common Stock equivalents:

               (a) Adjustments for Subdivisions, Combinations or Consolidations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided (by stock split, stock dividend or otherwise), into a greater number of shares of Common Stock, the Conversion Ratio of the Series A Preferred Stock then in effect shall, concurrently with the effectiveness of such subdivision, be proportionately increased. In the event the outstanding shares of Common Stock shall be combined or consolidated (by reclassification or otherwise) into a lesser number of shares of Common Stock, the Conversion Ratio of the Series A Preferred Stock then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately decreased.

               (b) First Year Adjustments. During the first twelve (12) months immediately following the date of original issuance of Series A Preferred Stock, if the Corporation shall issue or sell any Additional Shares of Common Stock, as defined below, for a consideration or at an exercise price per share less than the per share Conversion Price, the Conversion Price shall be adjusted as of the date of such issuance or sale so that the Conversion Price shall equal the consideration paid per share received by the Corporation upon such issuance or sale or proposed to be received by the Corporation upon conversion or exercise.



                                       5.

               (c) Subsequent Adjustments. Upon expiration of the period described in Subsection 5.)(b) above, if the Corporation issues or sells any Additional Shares of Common Stock, as defined below, for a consideration or at an exercise price per share less than the per share Conversion Price, the Conversion Price shall be reduced, as of the date of such issuance or sale, to a Conversion Price determined by multiplying the then applicable Conversion Price by a fraction, (i) the numerator of which shall be (A) the number of shares of Common Stock outstanding on the day next preceding the date of such issuance or sale, plus (B) the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of additional shares of Common Stock so issued or sold would purchase at the then applicable Conversion Price, and (ii) the denominator of which shall be the number of shares of Common Stock outstanding at the close of business on the date of such issuance or sale after giving effect to such issuance or sale of Common Stock.

               (d) Additional Shares. The term "Additional Shares of Common Stock" as used herein shall mean all shares of Common Stock or other debt or equity securities of this Corporation convertible into Common Stock, and all options and warrants to purchase shares of Common Stock issued by this Corporation after the date of original issuance of shares of Series A Preferred Stock, whether or not subsequently reacquired or retired by this Corporation, other than (i) shares of Common Stock issued upon the conversion of shares of Series A Preferred Stock, upon the exercise of warrants issued in connection with the sale of the Series A Preferred Stock (including all warrants outstanding prior to the sale of any shares of Series A Preferred Stock), and (ii) up to one million (1,000,000) shares of Common Stock to be issued pursuant to any stock option plan or any stock purchase plan or arrangement for employees and officers of this Corporation, provided any such plan or arrangement is approved by the Board and the number of shares in clauses
                    (i) and (ii) shall be equitably adjusted for stock splits, stock dividends, recapitalizations and reorganizations affecting the Common Stock after the date of original issuance of any Series A Preferred Stock.

               (e) Consideration Received. For the purpose of making any adjustment in the Conversion Price or the number of shares of Common Stock purchasable on conversion of Series A Preferred Stock as provided above, the consideration received by this Corporation for any issue or sale of securities shall:



                                       6.

                    (1) to the extent it consists of cash, be computed at the net amount of cash received by this Corporation after deduction of any expenses payable by this Corporation and any underwriting or similar commissions, compensations or concessions paid or allowed by this Corporation in connection with such issue or sale;

                    (2) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board;

                    (3) if Additional Shares of Common Stock are issued or sold together with other stock or securities or other assets of this Corporation for a consideration which covers both cash and property other than cash, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock; and

                    (4) in the case of the issuance of options, warrants or other rights to purchase or subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options, warrants or other rights to purchase or subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this Subsection 5.)(e)(4):

                         a. The aggregate maximum number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options, warrants or other rights to purchase or subscribe for Common Stock shall be deemed to have been issued at the time such options, warrants or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation upon the issuance of such options, warrants or other rights plus the minimum exercise price provided in such options, warrants or other rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.



                                       7.

                         b. The aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) for any such convertible or exchangeable securities or upon the exercise of options, warrants or other rights to purchase or subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options, warrants or other rights were issued for consideration equal to the consideration, if any, received by the Corporation for any such securities and related options, warrants or other rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation (without taking into account potential antidilution adjustments) upon the conversion or exchange in full of such securities or the exercise in full of any related options, warrants or other rights (the consideration in each case to be determined in the manner provided in Subsections 5.)(e)(1) and (2)).

                         c. In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Corporation upon exercise of such options, warrants or other rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price of the Series A Preferred Stock to the extent in any way affected by or computed using such options, warrants or other rights, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options, warrants or other rights or the conversion or exchange of such securities.



                                       8.

                         d. Upon the expiration of any such options, warrants or other rights, the termination of any such rights to convert or exchange or the expiration of any options, warrants or other rights related to such convertible or exchangeable securities, the Conversion Price of the Series A Preferred Stock to the extent in any way affected by or computed using such options, warrants, other rights or securities or options, warrants or other rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities which remain in effect) actually issued upon the exercise of such options, warrants or other rights, upon the conversion or exchange of such securities or upon the exercise of the options, warrants or other rights related to such securities.

                         e. The number of shares of Common Stock deemed issued and the consideration deemed paid therefore pursuant to Subsections 5.)(e)(4)c. and d. shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Subsection 5.)(e)(4)c. or d.

               (f) Certificate as to Adjustment. Upon the occurrence of each adjustment or readjustment of the Conversion Price of Series A Preferred Stock pursuant to Section 5.), the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (1) such adjustment and readjustment, (2) the Conversion Price at the time in effect, and (3) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Series A Preferred Stock.

               (g) No Impairment. The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger,



                                       9.

                    dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5.) and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred Stock against impairment.

          6.) Recapitalizations. If at any time, or from time to time, there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for herein) provision shall be made so that the holders of the Series A Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of Section 5.) with respect to the rights of the holders of the Series A Preferred Stock after the recapitalization to the end that the provisions of Section 5.) (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Series A Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

          7.) No Fractional Shares. No fractional shares shall be issued upon conversion of the Series A Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share (with one-half being rounded to the upward). Such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

          8.) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series A Preferred Stock, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.



                                      10.

          9.)  Voting.

               (a) Voting Rights. Except as set forth hereunder and unless required under applicable law, holders of shares of Series A Preferred Stock and holders of Common Stock shall vote together as one class on all matters presented to the shareholders. The holders of shares of Series A Preferred Stock shall be entitled to vote on all matters subject to the approval of shareholders in the proportion their shares (assuming full conversion) bear to the total number of common shares issued and outstanding.

               (b) Limitation on Corporate Actions. For so long as at least a majority of the originally issued number of shares of Series A Preferred Stock are outstanding, the Corporation shall not undertake any of the actions listed in this Subsection 9.)(b) without the prior written approval of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock:

                    (1) Materially alter or change adversely the powers, rights or preferences given the Series A Preferred Stock;

                    (2)  Materially alter or amend Article 3(b)1.) through
                         Article 3(b)13.) in a manner adverse to the holders of Series A Preferred Stock;

                    (3) Authorize or create any class of stock ranking, as to dividends or other distributions of assets, senior to the Series A Preferred Stock;

                    (4) Repurchase any of the Corporation's capital stock except pursuant to employee repurchase agreements authorized by the Board, or

                    (5) Amend the Corporation's Articles of Incorporation, Bylaws, or other charter documents so as to have a material adverse effect on any rights of any holder of Series A Preferred Stock.

          10.) Restrictions on Transfer. Shares of Series A Preferred Stock may not be transferred to any material competitor, material customer or material supplier of the Corporation without the prior written consent of the Corporation.

          11.) Notices. Any notice required by the provisions of Sections 3.), 4.), 5.) or 8.) to be given to the holders of shares of Series A Preferred Stock shall be deemed given three (3) business days after being deposited in the United States mail, postage prepaid, and addressed to each holder




                                      11.

               of record at such holder's most recent address appearing on the books of the Corporation.

          12.) Status of Converted or Redeemed Stock. If any shares of Series A
               Preferred Stock shall be converted pursuant to Section 4.) hereof or redeemed by the Corporation, the shares so converted or redeemed shall be automatically, and without giving any notice or taking any other action by the Corporation, returned to the status of shares of Common Stock subject to designation by the Board, consistent with the Corporation's Articles of Incorporation, and shall become available for designation and issuance by the Board. At such time as all outstanding shares of Series A Preferred Stock have been converted or redeemed, (a) any theretofore authorized but unissued shares of such series shall also be canceled and shall not be reissuable by the Corporation,
               (b) Article 3(b)1.) through Article 3(b)13.) shall be deemed amended to eliminate all authorized Series A Preferred Stock and the terms and provisions thereof, and (c) the Board and officers of the Corporation are authorized to take such action and execute and file such instruments as may be necessary or appropriate to effect such amendment.

          13.) Waivers. Holders of a majority of the outstanding shares of Series A Preferred Stock may waive the Corporation's compliance with any provision set forth herein.

     (a) The Board of Directors shall have the power to establish more than one class or series of shares and to fix the relative rights and preferences of any such different classes or series.

     (b)  The shareholders of the Corporation shall not have preemptive rights.

     (c)  Cumulative voting for directors is not permitted.

                                   ARTICLE 4.

                              DIRECTORS' LIABILITY

         A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of a fiduciary duty as a director; provided, however, that this Article 4 shall not eliminate or limit the liability of a director to the extent provided by applicable law
(i) for any breach of the director's duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Sections 302A.559 or 80A.23 of the Minnesota Statutes, (iv) for any transaction from which the director derived an improper personal benefit, or (v) liability for any act or omission occurring prior to the effective date of this Article 4. If Minnesota Statutes,



                                      12.

Chapter 302A is hereafter amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Minnesota Statutes, Chapter 302A. Any repeal or modification of this Article 4 by the shareholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

                                   ARTICLE 5.

                               FUNDAMENTAL CHANGES

     In any of the following types of actions or transactions with respect to which the law requires a vote of the outstanding shares of the Corporation, the affirmative vote of a majority of the shares entitled to vote shall be sufficient to authorize the action or transaction:

     (a)  A merger with any other corporation or corporations;

     (b) An exchange of a majority of the voting capital stock of the Corporation for shares of one or more classes or series of one or more other corporations;

     (c) The sale, lease, transfer, or other disposition of all, or substantially all, of the Corporation's property and assets, including its goodwill, not in the usual and regular course of business; or

     (d)  The voluntary dissolution of the Corporation.



                                      13.